Eaton Vance Management

Two International Place

Boston, MA  02110

(617) 482-8260

www.eatonvance.com

April 23, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Attention:  Office of Filings, Information & Consumer Services

Re:

Registered Management Investment Company Fidelity Bond

Ladies and Gentlemen:

On behalf of the Registrants listed on the attached Schedule A, filed herewith pursuant to

Rule 17g-1 under the Investment Company Act of 1940 are the following Riders updating Item 1 of the joint fidelity bond originally filed with the Securities and Exchange Commission (Accession No. 0000940394-13-001232):

(i)

Rider No. 14 to include any “In-House Plan” as defined therein;

(ii)

Rider No. 15 to change the Insureds names listed therein;

(iii)

Rider No. 16 to remove the Insureds named therein;

(iv)

Rider No. 17 to add the Insureds named therein;

(v)

Rider No. 18 to remove the Insureds named therein;

(vi)

Rider No. 19 to add the Insureds named therein; and

(vii)

Resolutions

If you have any questions or comments concerning the enclosed, please contact the undersigned at (617)672-8106 or fax (617)672-1106.

Sincerely,

Paul M. O’Neil

Vice President

Schedule A

Eaton Vance Growth Trust, a series fund consisting of:

o

Eaton Vance Asian Small Companies Fund

o

Eaton Vance-Atlanta Capital Focused Growth Fund

o

Eaton Vance Atlanta Capital Select Equity Fund

o

Eaton Vance-Atlanta Capital SMID-Cap Fund

o

Eaton Vance Focused Growth Opportunities Fund

o

Eaton Vance Focused Value Opportunities Fund

o

Eaton Vance Global Natural Resources Fund

o

Eaton Vance Greater China Growth Fund

o

Eaton Vance Hexavest Emerging Markets Equity Fund

o

Eaton Vance Hexavest Global Equity Fund

o

Eaton Vance Hexavest International Equity Fund

o

Eaton Vance Hexavest U.S. Equity Fund

o

Parametric Balanced Risk Fund

o

Eaton Vance Richard Bernstein All Asset Strategy Fund

o

Eaton Vance Richard Bernstein Equity Strategy Fund

o

Eaton Vance Worldwide Health Sciences Fund

o

Eaton Vance Multi-Cap Growth Fund

Eaton Vance Investment Trust, a series fund consisting of:

o

Eaton Vance Floating Rate Municipal Income Fund

o

Eaton Vance Massachusetts Limited Maturity Municipal Income Fund

o

Eaton Vance National Limited Maturity Municipal Income Fund

o

Eaton Vance New York Limited Maturity Municipal Income Fund

o

Eaton Vance Pennsylvania Limited Maturity Municipal Income Fund

Eaton Vance Municipals Trust, a series fund consisting of:

o

Eaton Vance Alabama Municipal Income Fund

o

Eaton Vance Arizona Municipal Income Fund

o

Eaton Vance Arkansas Municipal Income Fund

o

Eaton Vance California Municipal Income Fund

o

Eaton Vance Connecticut Municipal Income Fund

o

Eaton Vance Georgia Municipal Income Fund

o

Eaton Vance Kentucky Municipal Income Fund

o

Eaton Vance Maryland Municipal Income Fund

o

Eaton Vance Massachusetts Municipal Income Fund

o

Eaton Vance Minnesota Municipal Income Fund

o

Eaton Vance Missouri Municipal Income Fund

o

Eaton Vance Municipal Opportunities Fund

o

Eaton Vance National Municipal Income Fund

o

Eaton Vance New Jersey Municipal Income Fund

o

Eaton Vance New York Municipal Income Fund

o

Eaton Vance North Carolina Municipal Income Fund

o

Eaton Vance Ohio Municipal Income Fund

o

Eaton Vance Oregon Municipal Income Fund

o

Eaton Vance Pennsylvania Municipal Income Fund

o

Eaton Vance South Carolina Municipal Income Fund

o

Eaton Vance Tennessee Municipal Income Fund

o

Eaton Vance Virginia Municipal Income Fund

Eaton Vance Municipals Trust II, a series fund consisting of:

o

Eaton Vance High Yield Municipal Income Fund

o

Eaton Vance Tax-Advantaged Bond Strategies Short Term Fund

o

Eaton Vance Tax-Advantaged Bond Strategies Intermediate Term Fund

o

Eaton Vance Tax-Advantaged Bond Strategies Long Term Fund

Eaton Vance Mutual Funds Trust, a series fund consisting of:

o

Eaton Vance AMT-Free Municipal Income  Fund

o

Eaton Vance Atlanta Capital Horizon Growth Fund

o

Eaton Vance Build America Bond Fund

o

Eaton Vance Currency Income Advantage Fund

o

Eaton Vance Diversified Currency Income Fund

o

Eaton Vance Emerging Markets Local Income Fund

o

Eaton Vance Floating-Rate Fund

o

Eaton Vance Floating-Rate Advantage Fund

o

Eaton Vance Floating-Rate & High Income Fund

o

Eaton Vance Global Dividend Income Fund

o

Eaton Vance Global Macro Absolute Return Fund

o

Eaton Vance Global Macro Absolute Return Advantage Fund

o

Eaton Vance Government Obligations Fund

o

Eaton Vance High Income Opportunities Fund

o

Parametric Emerging Markets Fund

o

Parametric International Equity Fund

o

Parametric Commodity Strategy Fund

o

Parametric Currency Fund

o

Parametric Emerging Markets Core Fund

o

Parametric Global Small-Cap Fund

o

Parametric Market Neutral Fund

o

Parametric Tax-Managed International Equity Fund

o

Eaton Vance Short Duration High Income Fund

o

Eaton Vance Large-Cap Core Research Fund

o

Eaton Vance Short Duration Government Income Fund

o

Eaton Vance Multi-Strategy Absolute Return Fund

o

Eaton Vance Multi-Strategy All Market Fund

o

Eaton Vance Short Duration Strategic Income Fund

o

Eaton Vance Short Duration Real Return Fund

o

Eaton Vance Tax-Managed Equity Asset Allocation Fund

o

Eaton Vance Tax-Managed Global Dividend Income Fund

o

Eaton Vance Tax-Managed Growth Fund 1.1

o

Eaton Vance Tax-Managed Growth Fund 1.2

o

Eaton Vance Tax-Managed Multi-Cap Growth Fund

o

Eaton Vance Tax-Managed Small-Cap Fund

o

Eaton Vance Tax-Managed Small-Cap Value Fund

o

Eaton Vance Tax-Managed Value Fund

o

Eaton Vance U.S. Government Money Market Fund

Eaton Vance Series Fund, Inc., a series fund consisting of:

o

Eaton Vance Institutional Emerging Markets Local Debt Fund

Eaton Vance Series Trust, a series fund consisting of:

o

Eaton Vance Tax-Managed Growth Fund 1.0

Eaton Vance Series Trust II, a series fund consisting of:

o

Eaton Vance Income Fund of Boston

o

Eaton Vance Parametric Tax-Managed Emerging Markets Fund

Eaton Vance Special Investment Trust, a series fund consisting of:

o

Eaton Vance Balanced Fund

o

Eaton Vance Bond Fund

o

Eaton Vance Commodity Strategy Fund

o

Eaton Vance Dividend Builder Fund

o

Eaton Vance Greater India Fund

o

Eaton Vance Investment Grade Income Fund

o

Eaton Vance Large-Cap Growth Fund

o

Eaton Vance Large-Cap Value Fund

o

Parametric Absolute Return Fund

o

Eaton Vance Real Estate Fund

o

Eaton Vance Risk-Managed Equity Option Fund

o

Eaton Vance Short-Term Duration Real Return Fund

o

Eaton Vance Small-Cap Fund

o

Eaton Vance Small-Cap Value Fund

o

Eaton Vance Special Equities Fund

Eaton Vance Variable Trust, a series fund consisting of:

o

Eaton Vance VT Floating-Rate Income Fund

o

Eaton Vance VT Large-Cap Value Fund

Eaton Vance Closed-End Funds:

Eaton Vance California Municipal Bond Fund

Eaton Vance California Municipal Bond Fund II

Eaton Vance California Municipal Income Trust

Eaton Vance Enhanced Equity Income Fund

Eaton Vance Enhanced Equity Income Fund II

Eaton Vance Floating-Rate Income Plus Fund

Eaton Vance Floating-Rate Income Trust

Eaton Vance Limited Duration Income Fund

Eaton Vance Massachusetts Municipal Bond Fund

Eaton Vance Massachusetts Municipal Income Trust

Eaton Vance Michigan Municipal Bond Fund

Eaton Vance Michigan Municipal Income Trust

Eaton Vance Municipal Bond Fund

Eaton Vance Municipal Bond Fund II

Eaton Vance Municipal Income Term Trust

Eaton Vance Municipal Income Trust

Eaton Vance National Municipal Opportunities Trust

Eaton Vance New Jersey Municipal Bond Fund

Eaton Vance New Jersey Municipal Income Trust

Eaton Vance New York Municipal Bond Fund

Eaton Vance New York Municipal Bond Fund II

Eaton Vance New York Municipal Income Trust

Eaton Vance Ohio Municipal Bond Fund

Eaton Vance Ohio Municipal Income Trust

Eaton Vance Pennsylvania Municipal Bond Fund

Eaton Vance Pennsylvania Municipal Income Trust

Eaton Vance Risk-Managed Diversified Equity Income Fund

Eaton Vance Senior Floating-Rate Trust

Eaton Vance Senior Income Trust

Eaton Vance Short Duration Diversified Income Fund

Eaton Vance Tax-Advantaged Bond and Option Strategies Fund

Eaton Vance Tax-Advantaged Dividend Income Fund

Eaton Vance Tax-Advantaged Global Dividend Income Fund

Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund

Eaton Vance Tax-Managed Buy-Write Income Fund

Eaton Vance Tax-Managed Buy-Write Opportunities Fund

Eaton Vance Tax-Managed Diversified Equity Income Fund

Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund

Eaton Vance Tax-Managed Global Diversified Equity Income Fund

eUnits™ 2 Year U.S. Market Participation Trust:

Upside to Cap/Buffered Downside

eUnits™ 2 Year U.S. Market Participation Trust II:

Upside to Cap/Buffered Downside

A-4